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                                                                   EXHIBIT 12.01

                   UNITED CITIES GAS COMPANY AND SUBSIDIARIES

         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

                          FOR THE TWELVE MONTHS ENDED


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

(Unaudited, in thousands, except ratio amounts)

                                                    6-30-96   12-31-95   12-31-94  12-31-93   12-31-92   12-31-91
                                                    -------   --------   --------  --------   --------   --------
Fixed Charges, as defined:
   Interest on long-term debt.....................  $14,328    $13,697   $14,026   $14,553     $12,965   $11,111
   Amortization of debt discount..................      255        227       227       220         181       233
                                                    -------    -------   --------  --------    -------   -------
      Total.......................................  $14,583    $13,924   $14,253   $14,773     $13,146   $11,344
                                                    =======    =======   =======   =======     =======   =======
Earnings, as defined:
   Net income.....................................  $14,981    $ 9,935   $12,093   $12,150     $10,218   $ 7,875
   Taxes on income................................    9,707      6,970     6,503     5,681       5,171     2,564
   Fixed charges, as above........................   14,583     13,924    14,253    14,773      13,146    11,344
                                                    -------    -------   --------  --------    -------   -------
      Total.......................................  $39,271    $30,829   $32,849   $32,604     $28,535   $21,783
                                                    =======    =======   =======   =======     =======   =======
Ratio of Consolidated Earnings to Fixed Charges...     2.69       2.21      2.30      2.21        2.17      1.92
                                                    =======    =======   =======   =======     =======   =======

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